                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                SCHEDULE 13D/A
                                (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                              (Amendment No. 2)*

                             SYBRON CHEMICALS INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  870903 10 1
                       --------------------------------
                                (CUSIP Number)

                            DECHERT PRICE & RHOADS
                           4000 Bell Atlantic Tower
                               1717 Arch Street
                            Philadelphia, PA 19103
                    Attention:  G.Daniel O'Donnell, Esquire
                                (215) 994-2762
--------------------------------------------------------------------------------

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                               January 19, 1998
                   ----------------------------------------
            (Date of Event which Requires Filing of this Statement)


          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box /X/.

          Note: Six copies of this Statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                        Page 2 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         399 VENTURE PARTNERS, INC.

         I.R.S. ID NO. 13-3413727
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)   /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                2,025,000
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                                2,025,000
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,025,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         35.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                        Page 3 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Citibank, N.A.

         I.R.S. ID NO. 13-5266470
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                /X/
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                2,025,000
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                                2,025,000
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         399 Venture Partners, Inc., a wholly-owned subsidiary of Citibank, N.A., beneficially and directly owns the 2,025,000 shares of referred to herein. Citibank, N.A., is a wholly-owned subsidiary of Citicorp.
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                                                                /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         35.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                        Page 4 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         CITICORP

         I.R.S. ID NO. 13-2614988
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)            /X/
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                2,025,000
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                                2,025,000
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         399 Venture Partners, Inc., a wholly-owned subsidiary of Citibank, N.A., beneficially and directly owns the 2,025,000 shares referred to herein. Citibank, N.A., is a wholly-owned subsidiary of Citicorp.
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                                                                 /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         35.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                        Page 5 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         RICHARD M. KLEIN
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                470,551
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             470,551
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            470,551
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                /  /

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                        Page 6 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         JOHN H. SCHROEDER
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                67,482
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             67,482
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         67,482
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                                                                 /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                        Page 7 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         PETER DE BRUIJN
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Netherlands
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                8,745
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             8,745
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,745
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                        Page 8 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         ALBERT L. EILENDER
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                14,262
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             14,262
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,262
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                        Page 9 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         JOE J. BELCHER
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                18,863
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             18,863
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         18,863
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                       Page 10  of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         STEPHEN R. ADLER
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                17,453
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             17,453
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,453
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                       Page 11 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         JOSE M. RODRIGUEZ
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Great Britain, Mexico
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                15,271
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             15,271
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,271

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                                                                /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                       Page 12 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         GERALD DELANEY
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                14,616
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             14,616
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,616

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                                                                /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                       Page 13 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         DWIGHT TAMAKI
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                18,833
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             18,833
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  18,833
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                       Page 14 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         ROBERT LOGIN
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                14,184
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             14,184
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   14,184
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                       Page 15 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         AARD VANDENBERG
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Netherlands
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                3,299
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             3,299
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                3,299
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Less than 0.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                       Page 16 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HANS HUISKES
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Netherlands
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                3,993
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             3,993
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                3,993
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Less than 0.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                      Page 17 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HANS BRUGGNWIRTH
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Netherlands
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                1,788
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             1,788
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,788

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                                                                  /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Less than 0.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                      Page 18 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         FRANK ZUNINO
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                3,229
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             3,229
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 3,229

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                                                                  /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Less than 0.1%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                      Page 19 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         JAMES T. COMFORT, as general partner of a certain partnership.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   None
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                             27,366
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                                None
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                             27,366
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           27,366

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                                                                 /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.5%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                      Page 20 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         NATHALIE C. URRY, as general partner of two partnerships.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                None
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                             47,866
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             None
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                             47,866
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                47,866

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                                                                  /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.8%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                      Page 21 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         WILLIAM T. COMFORT, III, as general partner of two partnerships.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                None
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                             47,866
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             None
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                             47,866
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  47,866

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                                                                  /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.8%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                      Page 22 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         STUYVESANT P. COMFORT, individually and as partner in two partnerships.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                3,000
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                             47,866
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             3,000
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                             47,866
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  50,866

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                                                                  /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.9%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                      Page 23 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         SHAWNEE PARTNERSHIP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Oklahoma
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                27,366
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                  None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             27,366
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                  None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             27,366

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                                                                  /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.5%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         GP
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                        Page 24 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         63 BR PARTNERSHIP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Oklahoma
--------------------------------------------------------------------------------
         NUMBER OF           7     SOLE VOTING POWER
          SHARES
       BENEFICIALLY                20,500
         OWNED BY          -----------------------------------------------------
           EACH
         REPORTING           8     SHARED VOTING POWER
        PERSON WITH
                                         None
                     -----------------------------------------------------------
                             9     SOLE DISPOSITIVE POWER

                                   20,500
                     -----------------------------------------------------------
                             10    SHARED DISPOSITIVE POWER

                                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             20,500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         GP
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                       Page 25 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         RICHARD M. CASHIN

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                117,310
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                    None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             117,310
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                    None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    117,310

--------------------------------------------------------------------------------

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                                                                /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                        Page 26 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         MICHAEL A. DELANEY

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
         NUMBER OF           7     SOLE VOTING POWER
          SHARES
       BENEFICIALLY                1,800
         OWNED BY          -----------------------------------------------------
           EACH
        REPORTING           8      SHARED VOTING POWER
       PERSON WITH
                                          None
                     -----------------------------------------------------------
                            9      SOLE DISPOSITIVE POWER

                                   1,800
                     -----------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                        None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     1,800
--------------------------------------------------------------------------------

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                                                                 /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Less than 0.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                       Page 27 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         A. RICHARD BLAIR
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                15,000
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             15,000
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            15,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                                                                /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                        Page 28 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         DELORES D. BLAIR
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                2,000
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             2,000
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                                                                 /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Less than 0.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                        Page 29 of 50 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         STEPHEN W. KLEIN
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                   (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         BK, OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Unites States
--------------------------------------------------------------------------------
   NUMBER OF           7     SOLE VOTING POWER
    SHARES
 BENEFICIALLY                2,000
   OWNED BY          -----------------------------------------------------------
     EACH
   REPORTING           8     SHARED VOTING POWER
  PERSON WITH
                                None
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             2,000
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Less than 0.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

          This Amendment No. 2 (the "Amendment") amends the Statement on
Schedule 13D, as amended by the Amendment No. 1 thereto (the "Statement"), filed by certain Reporting Persons (the "Original Reporting Persons") pursuant to Rule 13d-1 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") to reflect the formation of a group by such Reporting Persons with the purpose of effecting a transaction or transactions in which certain of the Reporting Persons, through Sybron Acquisition Corp., a Delaware corporation ("Acquisition") or another entity to be formed by them, would acquire all of the issued and outstanding common stock of Sybron Chemicals Inc. ("Sybron"), par value $.01 per share (individually, a "Share" and collectively, the "Shares"), not presently owned by them. This Amendment amends and restates the Statement in its entirety. This Amendment has been filed to reflect the inclusion in the group of additional Reporting Persons, who are employees of Sybron, 399 Venture or an affiliate of 399 Venture or persons related to such employees, and to update the Statement in light of certain recent events. The Reporting Persons beneficially own, pursuant to Rule 13d-3, in the aggregate 2,886,545 Shares, as set forth in Item 5 below, representing approximately 50.2% of the class of securities to which this Statement relates.

ITEM 1.   SECURITY AND ISSUER.

          This Statement relates to shares of the common stock, par value $.01 per share, of Sybron, a Delaware corporation, with its principal executive offices at Birmingham Road, Birmingham, New Jersey 08011.

ITEM 2.   IDENTITY AND BACKGROUND.

          (a) This Statement is being filed jointly pursuant to Rule 13d-1(f)(1) ("Rule 13d-1(f)(1)") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by: (1) 399 Venture Partners, Inc., a Delaware corporation ("399 Venture"), formerly known as Citicorp Investments Inc.; (2) Citibank, N.A., a national banking association ("Citibank"); (3) Citicorp, a Delaware corporation ("Citicorp"); (4) Richard M. Klein; (5) John H. Schroeder; (6) Peter de Bruijn; (7) Albert L. Eilender; (8) Joe. J. Belcher; (9) Stephen R. Adler; (10) Jose M. Rodriguez; (11) Gerald DeLaney; (12) Dwight Tamaki; (13) Robert Login; (14) Aard Vandenberg; (15) Hans Huiskes; (16) Hans Bruggnwirth; (17) Frank Zunino; (18) James T. Comfort; (19) Nathalie C. Urry;
(20) William T. Comfort, III; (21) Stuyvesant P. Comfort; (22) Shawnee Partnership, an Oklahoma partnership ("Shawnee"); (23) 63 BR Partnership, an Oklahoma partnership ("63 BR"); (24) Richard M. Cashin; (25) Michael A. Delaney;
(26) A. Richard Blair; (27) Delores D. Blair and (28) Stephen W. Klein (hereinafter, each such person or entity may be referred to individually as a "Reporting Person" and collectively as the "Reporting Persons"). This Statement relates to the formation of a group by the Reporting Persons for the purpose of effecting a transaction or transactions in which Acquisition or another entity to be formed by certain of the Reporting Persons would acquire all of the Shares not presently owned by such Reporting Persons.

          Information with respect to each Reporting Person is given solely by such Reporting Person, and no Reporting Person has responsibility for the accuracy or completeness of the information supplied by any other Reporting Person and each Reporting Person agrees that this Statement is filed on behalf of such Reporting Person only.

          The Reporting Persons may be deemed to constitute a "group" for the purposes of Rule 13d-3 of the Exchange Act.

          (b) The address of the principal business office of each Reporting Person is as follows:

          Reporting Person                        Address

          399 Venture Partners, Inc.              399 Park Avenue
                                                  New York, New York 10043

          Citibank, N.A.                          399 Park Avenue
                                                  New York, New York 10043

          Citicorp                                399 Park Avenue
                                                  New York, New York 10043

          Richard M. Klein                        c/o Sybron Chemicals Inc.
                                                  Birmingham Road, P.O. Box 66
                                                  Birmingham, New Jersey 08011

          John H. Schroeder                       c/o Sybron Chemicals Inc.
                                                  Birmingham Road, P.O. Box 66
                                                  Birmingham, New Jersey 08011

          Peter de Bruijn                         c/o Sybron Chemie Nederland B.V.
                                                  Eisteinstraat 11
                                                  P.O. Box 46
                                                  6710 BA Ede, Holland

          Albert L. Eilender                      c/o Sybron Chemicals Inc.
                                                  Birmingham Road, P.O. Box 66
                                                  Birmingham, New Jersey 08011

          Joe. J. Belcher                         c/o Sybron Chemicals Inc.
                                                  P.O. Box 125
                                                  Highway 29A
                                                  Wellford, South Caroilina 29385

          Stephen R. Adler                        c/o Sybron Chemicals Inc.
                                                  Birmingham Road, P.O. Box 66
                                                  Birmingham, New Jersey 08011

          Jose M. Rodriguez                       c/o Sybron Quimica, S.A. de C.V.
                                                  Rio Ocoyoacac No. 433
                                                  Col. Barrio de Santamaria
                                                  Estado de Mexico, C.P. 52740

          Gerald DeLaney                          c/o Sybron Chemicals Inc.
                                                  Birmingham Road, P.O. Box 66
                                                  Birmingham, New Jersey 08011

          Dwight Tamaki                          c/o Sybron Chemicals Inc.
                                                 Birmingham Road, P.O. Box 66
                                                 Birmingham, New Jersey 08011

          Robert Login                           c/o Sybron Chemicals Inc.
                                                 P.O. Box 125
                                                 Highway 29A
                                                 Wellford, South Caroilina 29385

          Aard Vandenberg                        c/o Sybron Chemie Nederland B.V.
                                                 Eisteinstraat 11
                                                 P.O. Box 46
                                                 6710 BA Ede, Holland

          Hans Huiskes                           c/o Sybron Chemie Nederland B.V.
                                                 Eisteinstraat 11
                                                 P.O. Box 46
                                                 6710 BA Ede, Holland

          Hans Bruggnwirth                       c/o Sybron Chemie Nederland B.V.
                                                 Eisteinstraat 11
                                                 P.O. Box 46
                                                 6710 BA Ede, Holland

          Frank Zunino                           c/o Sybron Chemicals Inc.
                                                 4996 Gunston Court
                                                 San Diego, California 92130

          James T. Comfort                       c/o Shawnee Partnership
                                                 6 Crampton Gap
                                                 Richardson, TX 75080

          Nathalie C. Urry                       c/o 63 BR Partnership
                                                 1725 North Broadway
                                                 Shawnee, Oklahoma 74801

          William T. Comfort, III                c/o 63 BR Partnership
                                                 1725 North Broadway
                                                 Shawnee, Oklahoma 74801

          Stuyvesant P. Comfort                  c/o 63 BR Partnership
                                                 1725 North Broadway
                                                 Shawnee, Oklahoma 74801

          Shawnee Partnership                    6 Crampton Gap
                                                 Richardson, TX 75080

          63 BR Partnership                      1725 North Broadway
                                                 Shawnee, Oklahoma 74801

          Richard M. Cashin                      c/o 399 Venture Partners
                                                 399 Park Avenue
                                                 New York, New York 10043

          Michael A. Delaney                     c/o 399 Venture Partners
                                                 399 Park Avenue
                                                 New York, New York 10043

          A. Richard Blair                       c/o Freimark Blair & Company, Inc.
                                                 152 Comfort Lane
                                                 Pawleys Island, SC 29585

          Delores D. Blair                       c/o Freimark Blair & Company, Inc.
                                                 152 Comfort Lane
                                                 Pawleys Island, SC 29585

          Stephen W. Klein                       c/o SoChem, Inc.
                                                 378 Thornden Street
                                                 South Orange, NJ  07079

          (c) 399 Venture is a wholly-owned subsidiary of Citibank. 399 Venture is a small business investment company which is primarily engaged in making equity investments.

          Citibank is a wholly-owned subsidiary of Citicorp. Citibank is principally engaged in the general banking business.

          Citicorp is a multi-bank holding company principally engaged, through its subsidiaries, in the general financial services business.

          Richard M. Klein's present principal occupation is President and Chief Executive Officer of Sybron. John H. Schroeder's present principal occupation is Executive Vice President, Environmental Products and Services of Sybron. Peter de Bruijn's present principal occupation is Managing Director of the Europe Division of Sybron. Albert L. Eilender's present principal occupation is Executive Vice President of Sybron. Joe J. Belcher's present principal occupation is Vice President - Textile Chemicals, North America of Sybron. Stephen R. Adler's present principal occupation is Vice President of Human Resources of Sybron. Jose M. Rodriguez's present principal occupation is General Manager - Latin America and Pacific Textile Operations of Sybron.
Gerald DeLaney's present principal occupation is Vice President, Specialty Organics and Polymers of Sybron. Dwight Tamaki's present principal occupation is Vice President - Industrial Ion Exchange of Sybron. Robert Login's present principal occupation is Vice President - Technology of Sybron. Aard Vandenberg's present principal occupation is Plant Manager of Sybron. Hans Huiskes present principal occupation is Vice President of Finance and Administration of Sybron. Hans Bruggnwirth's present principal occupation is Vice President of Sales and Marketing of Sybron. Frank Zunino's present principal occupation is District Sales Manager of Sybron.

          Shawnee Partnership is an Oklahoma partnership, the partners of which are James T. Comfort, Nathalie C. Urry, William T. Comfort, III and Stuyvesant
P. Comfort.

          63 BR Partnership is an Oklahoma partnership, the partners of which are Nathalie C. Urry, William T. Comfort, III and Stuyvesant P. Comfort.

          James T. Comfort is a partner at the law firm of Sharp, Comfort and Merrett, P.C. Nathalie C. Urry is a private investor. William T. Comfort, III's present principal occupation is Investment Director at CVC Capital Partners, London, England. Stuyvesant P. Comfort's present principal occupation is Business Investment Analyst at Microsoft Corporation.

          James T. Comfort is the brother of William T. Comfort, Jr. and William
T. Comfort, III, Stuyvesant P. Comfort and Nathalie C. Urry are the children of William T. Comfort, Jr. William T. Comfort, Jr. is the Chairman of Citicorp Venture Capital, Ltd. ("CVC"), a wholly-owned subsidiary of Citibank. Richard
M. Cashin's principal occupation is President and Managing Director of CVC. Mr. Cashin was previously a director of Sybron from 1987 to 1988, and from 1989 to 1992. Michael A. Delaney's current principal occupation is Vice President of CVC. Mr. Delaney was previously a director of Sybron from 1992 to 1997.

          A. Richard Blair's present principal occupation is President of Freimark Blair & Company, Inc., a securities dealer. Delores D. Blair's present principal occupation is Vice President and Secretary of Freimark Blair & Company, Inc. Stephen W. Klein's present principal occupation is President of SoChem, Inc. and he is the brother of Richard M. Klein.

          (d) During the last five years, none of the Reporting Persons, and to the knowledge of 399 Venture, Citibank and Citicorp, none of the executive officers or directors of 399 Venture, Citibank or Citicorp, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

          (e) Except as described herein, during the last five years, none of the Reporting Persons, and to the knowledge of 399 Venture, Citibank and Citicorp, none of the executive officers or directors of 399 Venture, Citibank or Citicorp, have been a party to an civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person or entity was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. In 1992 Citibank consented to orders issued by the Securities and Exchange Commission (the "SEC") and the Comptroller of the Currency, without admitting or denying allegations and findings, with respect to findings that Citibank violated certain securities laws in its role as a transfer agent with respect to the proper safeguarding and destruction of canceled securities certificates. The orders, and related facts and circumstances, were described in Current Reports on Form 8-K, dated July 21, 1992, and January 19, 1993, that Citicorp previously filed with the SEC.

          (f) Citicorp is a Delaware corporation. Citibank is a national banking association and 399 Venture is a Delaware corporation. Except as indicated on Annex A, to the knowledge of Citicorp, Citibank and 399 Venture, each executive officer or director of such Reporting Person is a citizen of the United States. Shawnee is an Oklahoma general partnership. 63 BR is an Oklahoma general partnership. Richard M. Klein , John H. Schroeder, Albert L. Eilender, Joe J. Belcher, Stephen R. Adler, Gerald DeLaney, Dwight Tamaki, Robert Login, Frank Zunino, James T. Comfort, Nathalie C. Urry, William T. Comfort, III, Stuyvesant P. Comfort, Richard M. Cashin, Michael A. Delaney, A.

Richard Blair, Delores D. Blair and Stephen W. Klein are citizens of the United States. Peter de Bruijn, Aard Vandenberg, Hans Huiskes and Hans Bruggnwirth are citizens of the Netherlands. Jose M. Rodriguez is a citizen of Great Britain and of Mexico.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

          No funds were involved in the formation of the group by the Reporting Persons. It is anticipated that the source of funds for the transaction(s) proposed by the Reporting Persons will be loans from institutional lenders and an issuance or issuances of debt securities, but the exact forms of such loans and securities have not been determined.

ITEM 4.   PURPOSE OF TRANSACTION.

          On October 17, 1997, the Original Reporting Persons, acting as a group, presented to Sybron's Board of Directors a proposal to acquire, through an entity to be formed by them, all of the issued and outstanding Shares, not owned by the Original Reporting Persons, for a purchase price of $32 to $33 per Share in cash, with the result that the Shares would become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

     On December 11, 1997, Sybron entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among Sybron, Sybron Holdings, Inc. ("Holdings"), a Delaware Corporation and Acquisition, a Delaware corporation and wholly owned subsidiary of Holdings. A copy of the Merger Agreement is filed herewith as Exhibit 2 and incorporated herein by reference to Exhibit 2 to Sybron's Current Report on Form 8-K filed with the Commission on December 16, 1997. Pursuant to and subject to the terms and conditions of the Merger Agreement, Acquisition will merge with and into Sybron (the "Merger"), with Sybron being the surviving corporation, and Sybron's stockholders (other than Holdings and Acquisition) will receive $34.50 per Share, in cash. The Merger Agreement provides that holders of Shares (other than Holdings and Acquisition) would be entitled to additional consideration under certain circumstances if, within 18 months after the Merger, all or part of Sybron is disposed of by Holdings.

     The terms of the Merger Agreement require, among other things, the affirmative vote of holders of a majority of the outstanding Shares that are not beneficially owned by the Reporting Persons or by persons that are affiliates or associates of the Reporting Persons.

     The foregoing description of the Merger Agreement is qualified in its entirety by reference to the terms of the Merger Agreement which has been filed as Exhibit 2 to this Statement.

     The increased price per Share was agreed upon after extensive negotiations between certain of the Original Reporting Persons and a Special Committee consisting of two disinterested outside members of Sybron's Board of Directors appointed to evaluate the proposal. Chase Securities, Inc. is acting as financial advisor to the Special Committee.

     As a result of the Merger, the Shares would be delisted from the American Stock Exchange and become eligble for termination of registration pursuant to
Section 12(g)(4) of the Exchange Act.

     On January 7, 1998, in response to an unsolicited offer by GenCorp to acquire all of the Shares in a merger in which holders of Shares would receive $38 per Share, in cash, CVC on behalf of 399 Venture, notified GenCorp that it intended to remain a stockholder in Sybron. Later that day, Dr. Klein and Mr. Schroeder each notified the Board of Directors of Sybron that they supported the position expressed by CVC in its letter to

Gencorp. Copies of the letters sent by CVC to GenCorp and by Dr. Klein and Mr. Schroeder to the Sybron Board of Directors are filed herewith as Exhibits 3, 4 and 5.

     Later on January 7, the Company announced that its Board of the Directors had unanimously rejected the unsolicited GenCorp offer after concluding that the offer was not viable in light of the holdings of the Reporting Persons and the matters described in the preceding paragraph.

     On January 19, 1998, the other Reporting Persons agreed to join in the group previously formed by the Original Reporting Persons for the purposes set forth above. On January 19, 1998, each of the Reporting Persons entered into the amended and restated filing agreement filed herewith as Exhibit 1.

         At the present time, other than the actions described in the preceding paragraph, the Reporting Persons have no specific plans or proposals that would relate to or result in any of the actions specified in clauses (a) through (j) of Item 4. However, the Reporting Persons may consider any such plans or proposals in the future, if deemed appropriate.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSURER.

          (a) 399 Venture is the record and beneficial owner of 2,025,000 Shares or approximately 35.7% of the issued and outstanding Shares.

          399 Venture is a wholly owned subsidiary of Citibank, N.A., and Citibank, N.A. is a wholly owned subsidiary of Citicorp. Citibank, N.A. and Citicorp own no Shares directly.

          Richard M. Klein is the beneficial owner of 470,551 Shares, consisting of 455,895 issued and outstanding Shares and including options to purchase 7,800 Shares which are exercisable on or before 60 days from the date hereof and 6,856 Shares which Dr. Klein has the right to receive within 60 days from Sybron's Executive Bonus Plan, representing approximately 8.3% of the class. Dr. Klein also holds options to purchase 22,200 Shares which options are not presently exercisable within 60 days of the date hereof and are not included in his beneficial ownership for the purposes of this Item.

          John H. Schroeder is the beneficial owner of 67,482 Shares, consisting of 57,643 issued and outstanding Shares and including options to purchase 7,200 Shares which are exercisable on or before 60 days from the date hereof and 2,639 Shares which Mr. Schroeder has the right to receive within 60 days from Sybron's Executive Bonus Plan, representing approximately 1.2% of the class. Mr. Schroeder also holds options to purchase 19,800 Shares which options are not presently exercisable within 60 days of the date hereof and are not included in his beneficial ownership for the purposes of this Item.

          Peter de Bruijn is the beneficial owner of 8,745 Shares, consisting of 1,787 issued and outstanding Shares and including options to purchase 6,250 Shares which are exercisable on or before 60 days from the date hereof and 708 Shares which Mr. de Bruijn has the right to receive within 60 days from Sybron's Executive Bonus Plan, representing approximately 0.2% of the class. Mr. de Bruijn also holds options to purchase 15,750 Shares which options are not presently exercisable within 60 days of the date hereof and are not included in his beneficial ownership for the purposes of this Item.

          Albert L. Eilender is the beneficial owner of 14,262 Shares, consisting of 5,504 issued and outstanding Shares and including options to purchase 5,000 Shares which are exercisable on or before 60 days from the date hereof and 3,758 Shares which Mr. Eilender has the right to receive within 60 days from Sybron's Executive Bonus Plan, representing approximately 0.3% of the class. Mr. Eilender also holds options to purchase 20,000 Shares which options are not presently exercisable within 60 days of the date hereof and are not included in his beneficial ownership for the purposes of this Item.

          Joe J. Belcher is the beneficial owner of 18,863 Shares, consisting of 15,913 issued and outstanding Shares and including options to purchase 2,950 Shares which are exercisable on or before 60 days from the date hereof, representing approximately 0.3% of the class. Mr. Belcher also holds options to purchase 11,050 Shares which options are not presently exercisable within 60 days of the date hereof and are not included in his beneficial ownership for the purposes of this Item.

          Stephen R. Adler is the beneficial owner of 17,453 Shares, consisting of 12,286 issued and outstanding Shares and including options to purchase 4,000 Shares which are exercisable on or before 60 days from the date hereof and 1,167 Shares which Mr. Adler has the right to receive within 60 days from Sybron's Executive Bonus Plan, representing approximately 0.3% of the class. Mr. Adler also holds options to purchase 11,000 Shares which options are not presently exercisable within 60 days of the date hereof and are not included in his beneficial ownership for the purposes of this Item.

          Jose M. Rodriguez is the beneficial owner of 15,271 Shares, consisting of 13,196 issued and outstanding Shares and including options to purchase 2,075 Shares which are exercisable on or before 60 days from the date hereof, representing approximately 0.3% of the class. Mr. Rodriguez also holds options to purchase 8,300 Shares which options are not presently exercisable within 60 days of the date hereof and are not included in his beneficial ownership for the purposes of this Item.

          Gerald DeLaney is the beneficial owner of 14,616 Shares, consisting of 12,961 issued and outstanding Shares and including options to purchase 800 Shares which are exercisable on or before 60 days from the date hereof and 855 Shares which Mr. DeLaney has the right to receive within 60 days from Sybron's Executive Bonus Plan, representing approximately 0.3% of the class. Mr. DeLaney also holds options to purchase 1,700 Shares which options are not presently exercisable within 60 days of the date hereof and are not included in his beneficial ownership for the purposes of this Item.

          Dwight Tamaki is the beneficial owner of 18,833 Shares, consisting of 17,287 issued and outstanding Shares and including options to purchase 700 Shares which are exercisable on or before 60 days from the date hereof and 846 Shares which Mr. Tamaki has the right to receive within 60 days from Sybron's Executive Bonus Plan representing approximately 0.3% of the class. Mr. Tamaki also holds options to purchase 1,800 Shares which options are not presently exercisable within 60 days of the date hereof and are not included in his beneficial ownership for the purposes of this Item.

          Robert Login is the beneficial owner of 14,184 Shares, consisting of 1,944 issued and outstanding Shares and including options to purchase 10,300 Shares which are exercisable on or before 60 days from the date hereof and 1,940 Shares which Dr. Login has the right to receive within 60 days from Sybron's Executive Bonus Plan, representing approximately 0.2% of the class. Dr. Login also holds options to purchase 17,700 Shares which options are not presently exercisable within 60 days of the date hereof and are not included in his beneficial ownership for the purposes of this Item.

          Aard Vandenberg is the beneficial owner of 3,299 Shares, consisting of 1,682 issued and outstanding Shares and including options to purchase 830 Shares which are exercisable on or before 60 days from the date hereof and 787 Shares which Mr. Vandenberg has the right to receive within 60 days from Sybron's Executive Bonus Plan representing less than 0.1% of the class. Mr. Vandenberg also holds options to purchase 1,420 Shares which options are not presently exerciseable within 60 days of the date hereof and are not included in his beneficial ownership for the purposes of this Item.


          Hans Bruggnwirth is the beneficial owner of 1,788 Shares, consisting of 66 issued and outstanding Shares and including options to purchase 1,620 Shares which are exercisable on or before 60 days from the date hereof and 102 Shares which Mr. Bruggnwirth has the right to receive within 60 days from Sybron's Executive Bonus Plan representing less than 0.1% of the class. Mr. Bruggnwirth also holds options to purchase 3,130 Shares which options are not presently exerciseable within 60 days of the date hereof and are not included in his beneficial ownership for the purposes of this Item.

          Hans Huiskes the beneficial owner of 3,993 Shares, consisting of 2,045 issued and outstanding Shares and including options to purchase 640 Shares which are exercisable on or before 60 days from the date hereof, and 1,308 Shares which Mr. Huiskes has the right to receive within 60 days from Sybron's Executive Bonus Plan representing less than 0.1% of the class. Mr. Huiskes also holds options to purchase 1,360 Shares which options are not presently exerciseable within 60 days of the date hereof and are not included in his beneficial ownership for the purposes of this Item.

          Frank Zunino is the beneficial owner of 3,229 Shares, consisting of 2,729 issued and outstanding Shares and including options to purchase 500 Shares which are exercisable on or before 60 days from the date hereof, representing less than 0.1% of the class.

          Shawnee is a partnership organized under the laws of the state of Oklahoma. Shawnee is the beneficial owner of 27,366 of the outstanding Shares, approximately 0.5% of the class. James T. Comfort, Nathalie C. Urry, William T. Comfort, III and Stuyvesant P. Comfort, in their capacities as partners of Shawnee, beneficially own such Shares and share voting and dispositive power with respect thereto.

          63 BR is a partnership organized under the laws of the state of Oklahoma. 63 BR is the beneficial owner of 20,500 of the outstanding Shares, approximately 0.4% of the class. Nathalie C. Urry, William T. Comfort, III and Stuyvesant P. Comfort, in their capacities as partners of 63 BR, beneficially own such Shares and share voting and dispositive power with respect thereto.

          Stuyvesant P. Comfort is the beneficial owner of 50,866 Shares or approximately 0.9% of the class. Mr. Comfort has sole voting and dispositive power with regard to 3,000 Shares owned by him individually. Mr. Comfort also has shared voting and dispositive power with regard to 47,866 Shares in his capacity as a partner of Shawnee and 63 BR.

          Nathalie C. Urry and William T. Comfort, III each beneficially own 47,866 Shares or approximately 0.8% of the class. Ms. Urry and Mr. Comfort have shared voting and dispositive powers in their capacities as partners of Shawnee and 63 BR.

          James T. Comfort is the beneficial owner of 27,366 Shares or approximately 0.5% of the class. Mr. Comfort has shared voting and dispositive power in his capacity as a partner of Shawnee.

          Richard M. Cashin is the beneficial owner of 117,310 Shares or approximately 2.1 % of the class.

          Michael A. Delaney is the beneficial owner of 1,800 Shares, representing less than 0.1% of the class.

          A. Richard Blair is the beneficial owner of 15,000 Shares or approximately 0.3% of the class.

          Delores D. Blair is the beneficial owner of 2,000 Shares, representing less than 0.1% of the class.

          Stephen W. Klein is the beneficial owner of 2,000 Shares, representing less than 0.1% of the class.

          The options referred to above which are not presently exercisable will become exercisable as a result of the Merger and the transactions contemplated by the Merger Agreement.

          (b) 399 Venture has sole ownership of, and voting and dispositive powers over, 2,025,000 Shares. Citicorp and Citibank, N.A. own no Shares directly. Dr. Klein has sole ownership of, and voting and dispositive powers over, 470,551 Shares. Mr. Schroeder has sole ownership of, and voting and dispositive powers over, 67,482 Shares. Mr. de Bruijn has sole ownership of, and voting and dispositive powers over 8,745 Shares. Mr. Eilender has sole ownership of, and voting and dispositive powers over 14,262 Shares. Mr. Belcher has sole ownership of, and voting and dispositive powers over 18,863 Shares. Mr. Adler has sole ownership of, and voting and dispositive powers over 17,453 Shares. Mr. Rodriguez has sole ownership of, and voting and dispositive powers over 15,271 Shares. Mr. DeLaney has sole ownership of, and voting and dispositive powers over 14,616 Shares. Mr. Tamaki has sole ownership of, and voting and dispositive powers over 18,833 Shares. Dr. Login has sole ownership of, and voting and dispositive powers over 14,184 Shares. Mr. Vandenberg has sole ownership of, and voting and dispositive powers over 3,299 Shares. Mr. Huiskes has sole ownership of, and voting and dispositive powers over 3,993 Shares. Mr. Bruggnwirth has sole ownership of, and voting and dispositive powers over 1,788 Shares. Mr. Zunino has sole ownership of, and voting and dispositive powers over 3,229 Shares. Shawnee has sole ownership of, and voting and dispositive powers over 27,366 Shares. 63 BR has sole ownership of, and voting and dispositive powers over 20,500 Shares. James T. Comfort has shared ownership of, and voting and dispositive powers over 27,366 Shares. Nathalie C. Urry has shared ownership of, and voting and dispositive powers over 47,866 Shares. William T. Comfort, III has shared ownership of, and voting and dispositive powers over 47,866 Shares. Stuyvesant P. Comfort has sole ownership of, and voting and dispositive powers over 3,000 Shares and has shared ownership of, and voting and dispositive powers over 47,866 Shares. Mr. Cashin has sole ownership of, and voting and dispositive powers over 117,310 Shares. Mr. Delaney has sole ownership of, and voting and dispositive powers over 1,800 Shares. Mr. Blair has sole ownership of, and voting and dispositive power over 15,000 Shares. Mrs. Blair has sole ownership of, and voting and dispositive power over 2,000 Shares. Mr. Stephen W. Klein has sole ownership of, and voting and dispositive powers over 2,000 Shares.

          (c) On January 12, 1998, A. Richard Blair sold 6,100 Shares at $36 per Share and on January 13, 1998 A. Richard Blair sold 100 Shares at $36.50 per Share. On January 15, 1998, Mr. Blair bought 1,100 Shares at $36 per Share. Such purchases and sales were effected through open market brokerage transactions by Freimark Blair & Co., Inc. On January 12, 1998, Delores D. Blair sold 2,000 Shares at $36 per Share and on January 14, 1998 Delores D. Blair bought 2,000 Shares at $36 per Share. Such purchases and sales were effected through open market brokerage transactions by Freimark Blair & Co., Inc. None of the other Reporting Persons has effected any transactions in the class of securities reported on within the last 60 days.

          (d)  Not applicable.

          (e)  Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          To the extent such information was available on the date hereof, to the knowledge of each Reporting Person on the date hereof, except as set forth herein or in the Exhibits, if any, filed herewith, no Reporting Person nor any of its executive officers or directors, as applicable, has any other contracts, arrangements, understandings or relationships (legal or otherwise) with any person with respect to securities issued by Sybron, including, but not limited to, transfer or voting of any such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss or the giving or withholding of proxies.

          The Original Reporting Persons have an understanding that an as yet undetermined portion of each Original Reporting Person's respective Shares may be converted into equity securities of Holdings and anticipate entering into agreement(s) among themselves relating to the Shares, Holdings, Acquisition and/or Sybron, but no such agreement(s) have been entered into as of the date hereof (other than the Merger Agreement and the Filing Agreement). It is anticipated that certain other Reporting Persons who are employees of Sybron may also participate in such conversion, but the identities of such participants have not been fully determined.

          Richard M. Klein, John H. Schroeder, Albert L. Eilender, Joe J. Belcher, Stephen R. Adler, Jose M. Rodriguez, Gerald DeLaney, Dwight Tamaki, Robert Login and Frank Zunino are eligible to participate in Sybron's Savings & Thrift Plan, as amended, (the "401(k) Plan") 1992 Stock Option Plan, as amended, and Executive Bonus Plan. Additionally, all of the above have the right to participate in Sybron's Supplemental Executive Retirement Plan (the "SERP"). Each of the Reporting Persons referred to in this paragraph is an employee of Sybron.

          Pursuant to Sybron's Savings and Thrift Plan, as amended (the "401(k) Plan"), each of Dr. Klein, Mr. Schroeder, Mr. Eilender, Mr. Belcher, Mr. Adler, Mr. Rodriguez, Mr. DeLaney, Mr. Tamaki, Dr. Login and Mr. Zunino may purchase Shares, in the 401(k) Plan, by deferring compensation otherwise payable to them by Sybron, and Sybron will contribute, in the form of Shares on behalf of each of Dr. Klein, Mr. Schroeder, Mr. Eilender, Mr. Belcher, Mr. Adler,
Mr. Rodriguez, Mr. DeLaney, Mr. Tamaki, Dr. Login and Mr. Zunino an amount equal to 35 cents for each dollar of such deferred compensation invested in the 401(k) Plan. The Shares beneficially owned by each such person referred to above through the 401(k) Plan are included in the number of Shares beneficially owned by each such person in Item 5 above.

          Pursuant to the terms of Sybron's 1992 Stock Option Plan, as amended, from time to time, each of Dr. Klein, Mr. Schroeder, Mr. de Bruijn, Mr. Eilender, Mr. Belcher, Mr. Adler, Mr. Rodriguez, Mr. DeLaney, Mr. Tamaki, Dr. Login, Mr. Vandenberg, Mr. Huiskes, Mr. Bruggnwirth and Mr. Zunino may be awarded Shares in the sole discretion of Sybron's Board of Directors. During the 60 days immediately preceding the date hereof, no options were granted to Dr. Klein, Mr. Schroeder, Mr. de Bruijn, Mr. Eilender, Mr. Belcher, Mr. Adler, Mr. Rodriguez, Mr. DeLaney, Mr. Tamaki, Dr. Login, Mr. Vandenberg, Mr. Huiskes, Mr. Bruggnwirth or Mr. Zunino.

          Pursuant to the terms of the Executive Bonus Plan, certain executives of Sybron receive a portion of their bonus in the form of Shares. Dr. Klein, Mr. Schroeder, Mr. de Bruijn, Mr. Eilender, Mr. Adler, Mr. DeLaney, Mr. Tamaki, Dr. Login, Mr. Vandenberg, Mr. Huiskes, Mr. Bruggnwirth and Mr. Zunino each are eligible to receive Shares pursuant to the Executive Bonus Plan as set forth in
Item 5(a) above. Such Shares have been earned by such executives and are payable on March 1, 1998. Each of the Reporting Persons that is also an employee of Sybron is eligible to participate in the Executive Bonus Plan in future years.

          Pursuant to the terms of the SERP, on an annual basis, on or about March 1st, Sybron makes a contribution to the SERP for the benefit of each of Dr. Klein, Mr. Schroeder, Mr. Eilender, Mr. Belcher, Mr. Adler, Mr. Rodriguez, Mr. DeLaney, Mr. Tamaki, Dr. Login and Mr. Zunino which is based on the reduction in the amount that Dr. Klein, Mr. Schroeder, Mr. Eilender, Mr. Belcher, Mr. Adler, Mr. Rodriquez, Mr. DeLaney, Mr. Tamaki, Dr. Login and Mr. Zunino, respectively, would be eligible to invest in the 401(k) Plan, but for the limits on recognized compensation under applicable tax law.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          Exhibit                                             Description                      Page
          Exhibit 1                             Amended and Restated Joint Filing
                                                Agreement, dated January 19, 1998 among
                                                399 Venture, Citibank, N.A., Citicorp,
                                                Richard M. Klein, John H. Schroeder,
                                                Peter de Bruijn, Albert L. Eilender,
                                                Joe J. Belcher, Stephen R. Adler, Jose
                                                M. Rodriguez, Gerald DeLaney, Dwight
                                                Tamaki, Robert Login, Aard Vandenberg,
                                                Hans Huiskes, Hans Bruggnwirth, Frank
                                                Zunino, James T. Comfort, Nathalie C.
                                                Urry, William T. Comfort, III,
                                                Stuyvesant P. Comfort, Shawnee, 63 BR,
                                                Richard M. Cashin, Michael A. Delaney,
                                                A. Richard Blair, Delores D. Blair and
                                                Stephen W. Klein.

          Exhibit 2                             Agreement and Plan of Merger, dated
                                                December  11, 1997 among Sybron,
                                                Holdings and Acquisition incorporated
                                                by reference to Exhibit 2 to the Report
                                                on Form 8-K of Sybron Chemicals, Inc.
                                                dated December 11, 1997 and filed
                                                December 16, 1998.

          Exhibit 3                             Letter dated January 7, 1998 from CVC
                                                to Gencorp.

          Exhibit 4                             Letter dated January 7, 1998 from
                                                Richard M. Klein to the Sybron Board of
                                                Directors.

          Exhibit 5                             Letter dated January 7, 1998 from
                                                John Schroeder to the Sybron Board of
                                                Directors.

                                   SIGNATURES

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct. In executing this statement, the undersigned agree, to the extent required by Rule 13d-1(f), that this statement is being filed on behalf of each of the reporting persons herein.

Dated:  January 20, 1998      399 VENTURE PARTNERS, INC.

                              By: /s/ Paul C. Schorr IV
                                 -------------------------
                              Name:  Paul C. Schorr IV
                              Title:  Vice President


                              CITIBANK, N.A.

                              By: /s/ Mary Lynn Putney
                                 -------------------------
                              Name:  Mary Lynn Putney
                              Title:  Managing Director


                              CITICORP

                              By: /s/ Ann M. Goodbody
                                 -------------------------
                              Name:  Ann M. Goodbody
                              Title:  Vice President


                              /s/ Richard M. Klein
                              ----------------------
                              Richard M. Klein

                              /s/ John H. Schroeder
                              ----------------------
                              John H. Schroeder

                              /s/ Peter de Bruijn
                              ----------------------
                              Peter de Bruijn

                              /s/ Albert L. Eilender
                              ----------------------
                              Albert L. Eilender

                              /s/ Joe J. Belcher
                              ----------------------
                              Joe J. Belcher

                              /s/ Stephen R. Adler
                              ----------------------
                              Stephen R. Adler

                              /s/ Jose M. Rodriguez
                              ----------------------
                              Jose M. Rodriguez

                              /s/ Gerald DeLaney
                              ----------------------
                              Gerald DeLaney

                              /s/ Dwight Tamaki
                              ----------------------
                              Dwight Tamaki

                              /s/ Robert Login
                              ----------------------
                              Robert Login

                              /s/ Aard Vandenberg
                              ----------------------
                              Aard Vandenberg

                              /s/ Hans Huiskes
                              ----------------------
                              Hans Huiskes

                              /s/ Hans Bruggnwirth
                              ----------------------
                              Hans Bruggnwirth

                              /s/ Frank Zunino
                              ----------------------
                              Frank Zunino


                              SHAWNEE PARTNERSHIP

                              By: /s/ Stuyvesant P. Comfort
                                 ------------------------------
                              Name: Stuyvesant P. Comfort
                              Title: Partner

                              63 BR PARTNERSHIP


                              By: /s/ Stuyvesant P. Comfort
                                 --------------------------------
                              Name: Stuyvesant P. Comfort
                              Title: Partner


                              /s/ James T. Comfort
                              -----------------------------
                              James T. Comfort


                              /s/ Nathalie C. Urry
                              -----------------------------
                              Nathalie C. Urry


                              /s/ William T. Comfort, III
                              -----------------------------
                              William T. Comfort, III


                              /s/ Stuyvesant P. Comfort
                              -----------------------------
                              Stuyvesant P. Comfort


                              /s/ Richard M. Cashin
                              -----------------------------
                              Richard M. Cashin


                              /s/ Michael A. Delaney
                              -----------------------------
                              Michael A. Delaney


                              /s/ A. Richard Blair
                              -----------------------------
                              A. Richard Blair


                              /s/ Delores D. Blair
                              -----------------------------
                              Delores D. Blair


                              /s/ Stephen W. Klein
                              -----------------------------
                              Stephen W. Klein

                        ANNEX A SCHEDULE 13D RELATING TO
                     COMMON SHARES OF SYBRON CHEMICALS INC.

(Parenthetical references are to the country of citizenship of persons who are not United Stated citizens)

Citicorp
Directors                                   Executive Officers
Alain J. P. Belds (Brazil)                  William I. Campbell (Canada)
D. Wayne Calloway                           Paul J. Collins
Paul J. Collins                             Edward Horowitz
Kenneth T. Derr                             Thomas E. Jones (England)
John M. Deutch                              Charles E. Long
Ruben Mark                                  Dionisio R. Martin (Argentina)
Richard D. Parsons                          Robert A. McCormack
John S. Reed                                Victor J. Menezes (India)
William R. Rhodes                           Lawrence R. Phillips
Roseanne L. Ridgeway                        John S. Reed
H. Onno Ruding (Netherlands)                William R. Rhodes
Robert B. Shapiro                           John J. Roobe
Frank A. Shrontz                            H. Onno Ruding (Netherlands)
Franklin A. Thomas                          Mary Alice Taylor
Edgar S. Woolard, Jr.

Citibank
Directors                                   Executive Officers
D. Wayne Calloway                           William I. Campbell (Canada)
Paul J. Collins                             Paul J. Collins
John M. Deutch                              Edward Horowitz
Ruben Mark                                  Thomas E. Jones (England)
Richard D. Parsons                          Charles E. Long
John S. Reed                                Dionisio R. Martin (Argentina)
William R. Rhodes                           Robert A. McCormack
Roseanne L. Ridgeway                        Victor J. Menezes (India)
Robert B. Shapiro                           Lawrence R. Phillips
Frank A. Shrontz                            John S. Reed
Franklin A. Thomas                          William R. Rhodes
                                            John J. Roobe
                                            H. Onno Ruding (Netherlands)
                                            Mary Alice Taylor

399 Venture Partners, Inc.
Directors                                   Executive Officers
William T. Comfort, Jr.                     William T. Comfort, Jr.
Ann M. Goodbody                             David F. Thomas
Thomas E. Jones                             Bryon L. Knief
Frederick A. Roesch                         Richard M. Cashin
                                            Charles E. Corpening
                                            Michael A. Delaney
                                            Noelle M. Doumar
                                            David Y. Howe
                                            Richard E. Mayberry
                                            Thomas F. McWilliams
                                            M. Saleem Maquaddam
                                            Paul C. Schorr
                                            Joseph M. Silvestri
                                            James A. Urry
                                            John D. Weber
                                            Lauren M. Connelly
                                            Helene B. Shavin
                                            Thomas H. Sanders

                                   Exhibit 1

          Amended and Restated Filing Agreement dated January 19, 1998
                        Re: Joint Filing of Schedule 13D

The undersigned hereby agree that:

          (i) each of them is individually eligible to use the Schedule 13D attached hereto;

          (ii)  the attached Schedule 13D is filed on behalf of each of them;

          (iii) each of them is responsible for the timely filing of such
                Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information therein concerning himself or itself; but none of them is responsible for the completeness and accuracy of the information concerning the other persons making the filing, unless he or it knows or has reason to believe that such information is inaccurate.



/s/ Richard M. Klein                            399 VENTURE PARTNERS, INC.
-----------------------
Richard M. Klein
                                                    /s/ Paul C. Schorr IV
/s/ John H. Schroeder                           By:_______________________
-----------------------                         Name:   Paul C. Schorr IV
John H. Schroeder                               Title:  Vice President

/s/ Peter de Bruijn                             CITIBANK, N.A.
-----------------------
Peter de Bruijn                                     /s/ Mary Lynn Putney
                                                By:_______________________
/s/ Albert L. Eilender                          Name:   Mary Lynn Putney
-----------------------                         Title:  Managing Director
Albert L. Eilender
                                                CITICORP
/s/ Joe J. Belcher
-----------------------                             /s/ Ann M. Goodbody
Joe J. Belcher                                  By:_______________________
                                                Name:   Ann M. Goodbody
/s/ Stephen R. Adler                            Title:  Vice President
-----------------------
Stephen R. Adler                                /s/ Richard M. Cashin
                                                --------------------------
/s/ Richard Blair                               Richard M. Cashin
-----------------------
A. Richard Blair                                /s/ Delores D. Blair
                                                --------------------------
                                                Delores D. Blair

/s/ Michael A. Delaney                        SHAWNEE PARTNERSHIP
--------------------------
Michael A. Delaney
                                                  /s/ James T. Comfort
/s/ Jose M. Rodriguez                         By:____________________________
--------------------------                    Name:   James T. Comfort
Jose M. Rodriguez                             Title:  Partner

/s/ Gerald Delaney                                /s/ Nathalie C. Urry
--------------------------                    By:____________________________
Gerald DeLaney                                Name:   Nathalie C. Urry
                                              Title:  Partner
/s/ Dwight Tamaki
--------------------------                        /s/ William T. Comfort, II
Dwight Tamaki                                 By:____________________________
                                              Name:   William T. Comfort, II
/s/ Robert Login                              Title:  Partner
--------------------------
Robert Login                                      /s/ Stuyvesant P. Comfort
                                              By:____________________________
/s/ Aard Vanderberg                           Name:   Stuyvesant P. Comfort
--------------------------                    Title:  Partner
Aard Vandenberg
                                              63 BR PARTNERSHIP
/s/ Hans Huiskes
--------------------------                        /s/ Nathalie C. Urry
Hans Huiskes                                  By:____________________________
                                              Name:   Nathalie C. Urry
/s/ Hans Bruggnwirth                          Title:  Partner
--------------------------
Hans Bruggnwirth                                  /s/ William T. Comfort, III
                                              By:____________________________
/s/ James T. Comfort                          Name:   William T. Comfort, III
--------------------------                    Title:  Partner
James T. Comfort
                                                  /s/ Stuyvesant P. Comfort
/s/ Nathalie C. Urry                          By:____________________________
--------------------------                    Name:   Stuyvesant P. Comfort
Nathalie C. Urry                              Title:  Partner

/s/ William T. Comfort III                    /s/ Frank Zunino
--------------------------                    -----------------------
William T. Comfort, III                       Frank Zunino

/s/ Stuyvesant P. Comfort                     /s/ Stephen W. Klein
--------------------------                    -----------------------
Stuyvesant P. Comfort                         Stephen W. Klein

                                                                      EXHIBIT 3
                           [LETTERHEAD OF CITIBANK]

                                                                         [LOGO]


                                January 7, 1998


Mr. John B. Yasinsky
Chairman
GenCorp
175 Ghent Road
Fairlawn, OH 44333-3300

FAX: (330)869-4410

Dear John:

     In light of the obvious confusion on your side concerning Citicorp Venture Capital's intentions regarding Sybron, I thought it might be helpful to reiterate CVC's views on this matter.

     By way of background, Citicorp Venture Capital's philosophy is to be a long-term investor supporting management in the growth of their companies. As I indicated, CVC continues to be quite enthusiastic about the prospects of Sybron Chemical and is committed to remaining invested in the company. Consistent with this, we have no intentions of selling our position at this time.

     We are participating with the buying group in the transaction that has been approved by Sybron's Board and Special Committee because we recognize that the investment perspective of Sybron's public stockholders may differ from our own. Due, in large part, to the illiquidity and lack of analyst attention that have resulted from Sybron's size, Sybron's stock performance has been mediocre. The transaction approved by the Board is designed to provide the public stockholders the opportunity to elect to receive a fair price in cash for their shares that will represent an attractive premium over historic trading prices. We think that a substantial majority of the public stockholders will find this alternative attractive. If we are wrong about this, however, and the public stockholders wish to continue as partners with us in Sybron, we will be happy to accept that vote of confidence and go forward with Sybron as an independent public company. We are confident that Sybron's management shares our philosophy.

     We hope this will serve to clear up any confusion that may exist in your mind about our position.

                                                  Sincerely,
                                                  /S/ Michael A. Delaney
                                                      Michael A. Delaney



cc:  Sybron's Board of Directors

                                                                      EXHIBIT 4

                                                                          [LOGO]
                     [LETTERHEAD OF SYBRON CHEMICALS INC.]



                               January 7, 1998


TO: Sybron Chemical Inc. Board of Directors

Gentlemen:

     This will confirm the fact that my position relative to the sale of my shares of Sybron Chemicals Inc. to GenCorp is totally consistent with the position expressed by Citicorp Venture Capital in their letter to GenCorp of January 7, 1998.

                              Sincerely,

                              /s/ Richard M. Klein
                              Richard M. Klein
                              President and CEO


RMK/me

                                                                       Exhibit 5

                     [LETTERHEAD OF SYBRON CHEMICALS INC.]                [LOGO]



                                       January 7, 1998

TO: Sybron Chemicals Inc. Board of Directors

Gentlemen:

     This will confirm the fact that my position relative to the sale of my shares of Sybron Chemicals Inc. to GenCorp is totally consistent with the position expressed by Citicorp Venture Capital in their letter to GenCorp of January 7, 1998.

                                       Sincerely,

                                       /s/ John H. Schroeder
                                       -------------------------------------
                                       John H. Schroeder
                                       Executive Vice President
                                       Environmental Products and Services

JHS/me
                                     -50-